UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):
September 29, 2006

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number 0-16469

Delaware                                                                         13-3275609
(State or other jurisdiction of                                          (I.R.S. Employer
incorporation or organization)                                         Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement

        Our Paris-based subsidiary, Inter Parfums, S.A., and Van Cleef & Arpels Logistics SA, have entered into an exclusive, worldwide license agreement for the creation, development and distribution of fragrance and related bath and body products under the Van Cleef & Arpels brand and related trademarks. The term of the license expires on December 31, 2018, and each party has the right to extend the term for five years on or before June 1, 2018 if certain sales targets are met in year 2017. Our rights under such license agreement are subject to certain minimum advertising expenditures and royalty payments as are customary in our industry.

        Inter Parfums S.A. has agreed to pay 18 million euros to Van Cleef & Arpels Logistics SA as a lump sum, up front royalty payment, and has agreed to purchase the exisiting inventory held by YSL Beaute, the present licensee. The license agreement will become effective on January 1, 2007, subject to Inter Parfums S.A. purchasing the inventory, and we anticipate that Inter Parfums, S.A. will purchase the inventory in January 2007.

        Statements in this report which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

        In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, approval of new products by Van Cleef & Arpels as well as the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this report.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 4, 2006

Inter Parfums, Inc. By: /s/ Jean Madar Jean Madar, Chief Executive Officer